Exhibit 10.2

CONSULTING AGREEMENT

Timothy P. Noyes

THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”), is made effective as of October 1, 2019 (the “Effective Date”) by and between Proteon Therapeutics, Inc., a Delaware corporation with an office at 200 West Street, Waltham, MA 02451, together with its subsidiaries, Proteon International Holdings, Inc., Proteon Securities Corp., Proteon Therapeutics Limited, and REM 1 Acquisition, Inc. (collectively, “Proteon”), and Timothy P. Noyes, an individual with an address at 5 Brigham Road, Lexington, MA 02420 (“Consultant”). Proteon desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Proteon, all as provided in this Agreement.

1.	Services. Proteon retains Consultant, and Consultant agrees to provide, consulting and advisory services to Proteon as Proteon may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Proteon prior to implementation of the changes.

2.	Compensation. As full consideration for Consulting Services provided under this Agreement, Proteon agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.

3.	Performance. Consultant agrees to provide the Consulting Services to Proteon, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant will also comply with Proteon’s Code of Business Conduct and Ethics, a copy of which can be found at www.proteontherapeutics.com, and all other policies and procedures that have been communicated to Consultant.

4.	Compliance with Obligations to Third Parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Proteon.

5.	Work Product. Consultant will promptly and fully disclose in confidence to Proteon all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to Proteon all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Proteon at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Proteon’s rights as outlined above.

6.	Confidentiality. The confidentiality obligations of Consultant under the Confidentiality and Inventions Assignment Agreement entered into by Proteon and Consultant shall continue to be applicable, to the same extent as if Consultant was an employee of Proteon, during the term that Consultant is rendering Consulting Services to Proteon pursuant to this Agreement.

7.	Proteon Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Proteon to Consultant in connection with this Agreement (“Proteon Materials”) are and will remain the sole property of Proteon. Consultant will use Proteon Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Proteon Materials without the express prior written consent of Proteon. Consultant will return to Proteon any and all Proteon Materials upon request.

8.	Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Proteon.

9.	Term and Termination. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). Proteon or Consultant may terminate this Agreement at any time without cause upon prior written notice to the other party; provided, however, that Consultant may not terminate this Agreement (other than on account of Proteon’s breach of its obligations to Consultant under this Agreement or the Separation Agreement, dated as of September 30, 2019, by and between Consultant and Proteon) prior to the earliest to occur of (i) the closing of Proteon’s proposed merger with ArTara Therapeutics, Inc., (ii) the closing of another strategic transaction (including, without limitation, a reverse merger) that constitutes a Change of Control (as defined in Proteon’s Amended and Restated 2014 Equity Incentive Plan) of Proteon, or (iii) the completion of the liquidation, windup and dissolution of Proteon (any of the foregoing transactions or events referred to in the foregoing clauses (i)-(iii) being referred to in this Agreement as a “Strategic Transaction”). Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Proteon will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Proteon, unless Proteon specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Proteon all Work Product made through expiration or termination; (c) Proteon will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Proteon all Proteon Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under this Agreement which by their nature are intended to survive expiration or termination, including Sections 4, 5, 6, 7, 8, 9 and 10 of this Agreement and Section 2 of the Business Terms Exhibit (with respect to any Consulting Services that may be rendered pursuant to this Agreement at any time after the expiration or termination of this Agreement), will survive expiration or termination of this Agreement.

10.	Miscellaneous.

(a)	D&O Insurance. Consultant shall be entitled to be covered by any “directors’ and officers’” liability insurance that Proteon purchases or maintains on the date of this Agreement and/or at any time after the date of this Agreement and prior to the effective date of the closing or completion of the first Strategic Transaction to be closed or consummated after the date of this Agreement. The amount and extent of coverage to which Consultant shall be entitled under any such “directors’ and officers” liability insurance shall be no less favorable to Consultant than the amount and extent of coverage that Consultant would have had under any such “directors’ and officers” liability insurance if Consultant had continued to be an officer and employee of Proteon throughout the Term instead of a consultant to Proteon under this Agreement.

(b)	Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Proteon. Consultant has no authority to obligate Proteon by contract or otherwise. Consultant will not be eligible for any employee benefits of Proteon and expressly waives any rights to any employee benefits. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Proteon harmless from and against any liability with respect to such taxes and benefits.

(c)	Use of Name. Consultant consents to the use by Proteon of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Proteon.

(d)	Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Proteon.

(e)	Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder without Proteon’s prior written consent. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. Proteon may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(f)	Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Proteon will be marked “Attention: Chief Financial Officer and Secretary”. Notices shall be deemed to have been given when sent to a party at the address set forth herein for such party or at the electronic addresses provided by such party. Each party may change its addresses by giving notice to the other party as set forth herein.

(g)	Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(h)	Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(i)	No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(j)	Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

(k)	Remedies. Except in respect of any breaches by Consultant of any provision of any of Sections 4, 5, 6, 7 and 8 hereof, Proteon’s sole and exclusive remedy for any claim against Consultant with respect to quality of the Consulting Services shall be the correction by Consultant of any material defects or deficiencies therein, of which Proteon notifies Consultant in writing within ninety (90) days after the completion of that portion of the Consulting Services. In the absence of any such notice, the Consulting Services shall be deemed satisfactory to and accepted by Proteon.

(l)	Limitations of Liability. Except in respect of any breaches by Consultant of any provision of any of Sections 4, 5, 6, 7 and 8 hereof, Proteon agrees that the total liability of Consultant for all claims of any kind arising as a result of or related to the Agreement, or to any act or omission of Consultant, whether in contract, tort or otherwise, shall not exceed an amount equal to the amount actually paid by Proteon to Consultant for the Consulting Services during the twelve (12) month period preceding the date the claim arises. Proteon shall indemnify, defend and hold Consultant harmless against any claims by third parties, including all costs, expenses and attorneys’ fees incurred by Consultant therein, arising out of or in conjunction with Consultant’s performance of Services under this Agreement, other than any such claims arising out of Consultant’s gross negligence, willful misconduct or action taken in bad faith.

(m)	Counterparts. This Agreement may be executed in two or more counterparts, all of which, taken together, will be considered to be one and the same instrument. This Agreement may be executed and delivered by facsimile or portable document format (.pdf) or by any other electronic means that is intended to preserve the original appearance of the document, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

PROTEON THERAPEUTICS, INC.		CONSULTANT

By:	/s/ George A. Eldridge	By:	/s/ Timothy P. Noyes

Print Name:	George A. Eldridge	Print Name:	Timothy P. Noyes

Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	Title:	Consultant

Date:	October 1, 2019	Date:	September 30, 2019

PROTEON INTERNATIONAL HOLDINGS, INC.		PROTEON SECURITIES CORP.

By:	/s/ George A. Eldridge	By:	/s/ George A. Eldridge

Print Name:	George A. Eldridge	Print Name:	George A. Eldridge

Title:	Secretary and Treasurer	Title:	Director

Date:	October 1, 2019	Date:	October 1, 2019

PROTEON THERAPEUTICS LIMITED		REM 1 ACQUISITION, INC.

By:	/s/ Timothy P. Noyes	By:	/s/ George A. Eldridge

Print Name:	Timothy P. Noyes	Print Name:	George A. Eldridge

Title:	President	Title:	Treasurer and Secretary

Date:	September 30, 2019	Date:	October 1, 2019

Note to Consultant

Please return a completed IRS Form W-9 to AP@proteontx.com to enable payment.

BUSINESS TERMS EXHIBIT

Consulting Agreement with Timothy P. Noyes

1.	Consulting Services:

Consultant will provide consulting services to Proteon relating to Consultant’s role as, and Consultant will serve as: (1) the President and CEO and the Principal Executive Officer of Proteon, (2) a director on the Board of Directors of Proteon, (3) the President of Proteon International Holdings, Inc. and Proteon Securities Corp., (4) the sole director of Proteon Therapeutics Limited, and (5) the President and CEO of REM 1 Acquisition, Inc. In such roles, Consultant shall perform the duties and responsibilities as are delegated or assigned to Consultant by the Board of Directors of Proteon, and Consultant will have the powers and authority granted by the Board of Directors of Proteon or the applicable Proteon subsidiary, or as described in Proteon’s Second Amended and Restated Bylaws or in the governing documents of the applicable Proteon subsidiary, including, without limitation, check signing authority. Consultant shall also provide a reasonable number of transition-related consultations if requested by Proteon.

2.	Compensation:

Fees: Proteon will pay Consultant an hourly rate of Five Hundred U.S. Dollars ($500) for the Consulting Services requested by Proteon, provided that Proteon does not promise or guarantee to Consultant any minimum number of hours or days of Consulting Services.

Expenses: Proteon will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to Proteon, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: No later than the last day of each calendar month, Consultant will invoice Proteon for Consulting Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to AP@Proteontx.com. Invoices will contain such detail as Proteon may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Proteon within thirty (30) days after Proteon’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

3.	Term:

This Agreement will be for an initial term of one (1) year beginning on the Effective Date.